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  December 27, 1994
  For Immediate Release
  Contact: Christine Tsingos
  415-507-5707


  AUTODESK TO APPEAL RULING IN VERMONT MICROSYSTEMS LAWSUIT


  San Rafael, Calif. -- December 27, 1994 -- Autodesk, Inc. announced that a United States District Judge in Vermont issued an opinion ruling in favor of the plaintiff in a trade secret suit brought against Autodesk. The suit, Vermont Microsystems, Inc. v. Autodesk, Inc., involved programming techniques used in developing a display list driver that was included in AutoCAD Release 12 for Windows and AutoCAD LT. Autodesk strongly denies any wrongdoing and intends to appeal this decision.

  The Court awarded $25.5 million to Vermont Microsystems. However, the Court rejected the plaintiff's claim that Autodesk acted maliciously or willfully and declined to issue any injunction against Autodesk.

  "We are disappointed that the Court did not provide greater guidance in the complex arena of intellectual property and what a company may reasonably claim as a trade secret," noted Sandra Marin, Autodesk's Vice President and General Counsel, adding "This is particularly relevant in the software industry, where past experience and creative efforts play a major role in product development efforts."

  While Autodesk intends to appeal this judgment, and continues to vigorously deny any wrongdoing in this matter, the Company will record a pre-tax charge to earnings of approximately $26 million in its fourth fiscal quarter ending January 31, 1995, resulting in a $0.32 to $0.35 impact on earnings per share.

  Autodesk is the world's leading supplier of computer-aided design automation software and the fifth-largest PC software company in the world. The company develops, markets and supports a family of design automation and professional multimedia software and component technologies for use on personal computers and workstations. A global company since its founding in 1982, Autodesk markets products in 115 countries and 18 languages. Autodesk shares are traded on the Nasdaq National Market under the symbol ACAD. For more information, please call 415-332-2344 or type GO ADESK on CompuServe(R).

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  Autodesk, the Autodesk logo and AutoCAD are registered trademarks of
  Autodesk, Inc. ACAD is a trademark of Autodesk, Inc. All other brand and product names mentioned are the service marks, trademarks or registered trademarks of their respective owners.